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                                                              EXHIBIT 99.B-22(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to Registration Statement No. 33-19229 on Form N-1A of our report dated October 20, 2005, relating to the financial statements of SSgA Funds (comprised of: SSgA Aggressive Equality Fund, SSgA Bond Market Fund, SSgA Core Opportunities Fund, SSgA Directional Core Equity Fund, SSgA Disciplined Equity Fund, SSgA Emerging Markets Fund, SSgA Enhanced Small Cap Fund, SSgA High Yield Bond Fund, SSgA IAM Shares Fund, SSgA Intermediate Fund, SSgA International Growth Opportunities Fund, SSgA International Stock Selection Fund, SSgA Large Cap Growth Opportunities Fund, SSgA Large Cap Value Fund, SSgA Life Solutions - Balanced Fund, SSgA Life Solutions - Growth Fund, SSgA Life Solutions Income & Growth Fund, SSgA Money Market Fund, SSgA Prime Money Market Fund, SSgA S&P 500 Index Fund, SSgA Small Cap Fund, SSgA Tax Free Money Market Fund, SSgA Tuckerman Active REIT Fund, SSgA US Government Money Market Fund, SSgA US Treasury Money Market Fund and SSgA Yield Plus Fund) appearing in the Annual Reports of SSgA International Equity Funds, SSgA Money Market Funds, SSgA Institutional Money Market Funds, SSgA Fixed Income Funds, SSgA Equity Funds, SSgA Index Fund and SSgA Life Solutions Funds for the year ended August 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 15, 2005